Exhibit 99.1

AÉROPOSTALE REPORTS RECORD JANUARY SALES RESULTS

Same Stores Sales Increase 11%

Raises Fourth Quarter Earnings Guidance to $1.00 Per Share, Versus Previously Issued Guidance of $0.90 to $0.92 Per Share

New York, New York – February 5, 2009 - Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the four-week period ended January 31, 2009 increased 13% to $96.6 million, from $85.6 million for the four-week period ended February 2, 2008. Total net sales for the four-week period ended February 2, 2008 included initial gift-card breakage estimate benefit of approximately $7.7 million.  The Company’s same store sales increased 11% for the month, compared to a same store sales increase of 5% in the year ago period.

Total net sales for the fourth quarter ended January 31, 2009 increased 17% to $690.1 million, from $591.3 million for the fourth quarter ended February 2, 2008. Same store sales for the fourth quarter increased 6%, compared to a same store sales increase of 9% in the year ago period.

Total net sales for the fiscal year ended January 31, 2009 increased 19% to $1.886 billion, from $1.591 billion in the year ago period. Same store sales for fiscal 2008 increased 8%, compared to a same store sales increase of 3% in the year ago period.

Based upon the stronger than expected results for the month, as well as lower than anticipated year end physical inventory losses, the Company now expects fourth quarter earnings of approximately $1.00 per diluted share, versus its previously issued guidance of $0.90 to $0.92 per diluted share.

To hear the Aéropostale prerecorded January sales message, please dial (866) 644-7738 or (585) 267-8033.

About Aéropostale, Inc.
Aéropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men. The Company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aéropostale maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale products can only be purchased in its stores or on-line through its e-commerce website (www.aeropostale.com).  The Company currently operates 874 Aéropostale stores in 48 states and Puerto Rico, 29 Aéropostale stores in Canada and 11 Jimmy’Z stores in 10 states.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS.  ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS